EXHIBIT 10.2

PROPERTY PURCHASE AGREEMENT made as of April 5, 2011 by and between iBos, Inc. a corporation duly incorporated under the laws of Delaware, having an address of c/o Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607 (hereinafter referred to as Buyer) and Precious Metals Exploration Corp., a corporation organized under the laws of Sweden  and having an address of Fabriksgaten 7, Gothenburg 412 50, Sweden (hereinafter referred to as the Seller) the Buyer and the Seller are sometimes hereinafter referred to as the “Parties” and each a “Party”)

RECITALS:

WHEREAS the Seller owns at least a 60% interest (the “Interest”) in mining claims located in the State of Alaska, attached hereto as Schedule A (the “Property”);

WHEREAS the Buyer desires to purchase and the Seller desires to sell the Property on the terms set forth herein  (the “Transaction”)

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1 Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

Agreement means this Property Acquisition Agreement taken together with all instruments supplementing or amending or confirming this Agreement and references to Article or Section mean and refer to the specified Article or Section of this Agreement;

Business Day means a day, other than a Saturday or Sunday, on which the principal commercial banks are open for business during normal banking hours;

Closing Date shall have the meaning ascribed thereto in Section 2.2;

Common Shares means common shares in the capital of the Buyer after giving effect to a proposed fifty for one forward stock split;

Exchange means the Over the Counter Bulletin Board or such other exchange or medium where the Buyer’s shares may be principally  quoted.

Governmental Body means any government, legislature, or any regulatory authority, agency, commission or board of any government or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks),having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator);

Interest shall have the meaning ascribed thereto in the Recitals;

Mining Act means the Mining Act for the jurisdiction of the Property and the regulations adopted thereunder;

NSR or Net Smelter Return is the royalty calculated on the gross revenue less the freight to point of sale of the mineral; paid quarterly within 30 days of the end of the quarter;

Notice shall have the meaning ascribed thereto in Section 6.1;

Parties and Party shall have the meanings ascribed thereto in the preamble;

Person means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body;

Property shall have the meaning ascribed thereto in the Recitals;

Time of Closing shall have the meaning ascribed thereto in Section2.2;

Transactions shall have the meaning ascribed thereto in the Recitals; and

1.2 Certain Rules of Interpretation

In this Agreement:

(a) Time - time is not of the essence in the performance of the Parties' respective obligations;

(b) Currency - unless otherwise specified, all references to money amounts are to United States currency;

(c) Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference only and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

(d) Singular, etc. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e) Business Day - whenever payment is to be made or action to betaken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken no later then the next Business Day following such day;

(e) Inclusion - where the words including or includes appear in this Agreement, they mean including (or includes) without limitation;

(f) Reference to law - Any reference to a law is a reference to such law as in force from time to time, including (i) modifications thereto,

(ii) any regulation, decree, order or ordinance enacted thereunder and

(iii) any law that may be passed which has the effect of supplementing ,re-enacting or superseding the law to which it is referred; and

(g) Reference to numbering - Any reference to a numbered or lettered section in this Agreement is a reference to the section bearing that number or letter in this Agreement and a reference to this section means the section in which such reference appears.

1.3 Severability

If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement.

1.4 Entire Agreement

Upon the Parties' execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, any letter of intent or memorandum of understanding.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5 Applicable Law

This Agreement shall be governed in all respects by the laws in force in the State of New York as they are applied to agreements executed, delivered and to be performed entirely within the State of New York without regard to principals of conflict of laws.

ARTICLE 2 - PROPERTY INTEREST

2.1 Purchase and Sale

Subject to Section 2.3, the Parties agree to complete the Transactions as follows:

(a) The Seller shall assign, transfer and sell to Buyer a 60% undivided right, title and interest in and to the Property except as stated in 2.1 (b) below effective as of Closing;

(b) In consideration of the purchase, Buyer agrees to:

(i) Issue to the Seller or its designees an aggregate of 2,000,000 post stock split (40,000 pre stock split) shares of the Buyer’s Common Stock as follows: (i) 500,000 post stock split (or 10,000 pre stock split) at the Closing; (ii) an additional 500,000 post stock split (or 10,000 pre stock split) shares on each of the first the business day following the six month, twelve month and 18 month anniversary of the Closing Date; and

(ii) Grant a 5% Net Smelter Royalty (NSR) to the Seller.

2.2 Closing Date

Closing of the Transactions will be completed at the offices of the Seller’s attorney, Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607  on or before the tenth business day after the date of this Agreement or at such other place or time as may be mutually agreed upon by the Parties (the “Closing Date”).

At the Closing:

(a) The Seller shall have received:

(i) share certificates representing 500,000 post split Common Shares (10,000 pre split Common Shares) dated no later than the Closing Date.

(b) The Buyer shall receive:

(i) a duly executed deed evidencing the transfer of a 60% interest in the Property from the Seller in favor of Buyer, in the form prescribed by the laws of Alaska less royalty per 2.1 (b) (ii),together with any other documents necessary or useful for such transfer.  Buyer shall be responsible to pay any statutory or administrative fee or duty in relation to such transfer of mining rights and to the registration thereof.

2.3 Conditions of Sale

(a) The completion of the Transactions is conditioned upon Buyer being satisfied with its title due diligence of the Property. Should Buyer not advise the Seller of a material defect in title by

March 15, 2011, Buyer shall be deemed to have waived all rights to its title due diligence. Upon the completion, or deemed completion, of Buyer’s title due diligence and Buyer’s control having been transferred to iBos Inc, this Agreement shall be executed.

2.4 Acknowledgments of the Parties

The Parties hereby acknowledge and agree as follows:

(a) the Common Shares are subject to a statutory hold period of not less than six (6) months and one day from the date of issue;

(b) the certificates representing the Common Shares will be endorsed with a legend setting out resale restrictions under applicable United States securities legislation;

(c) the Seller is solely responsible for compliance with applicable holding periods and resale restrictions; and

(d) effective at the Closing Time, all other agreements between the Parties relating to the Property (other than as contemplated herein) shall be terminated.

2.5 Covenants

Subject to the Closing Date occurring, the Seller covenants and agrees to deliver to:

(a) Buyer all data relating to the Property in its control or possession (whether in paper or digital form), except for any information which cannot be disclosed pursuant to any statutory or regulatory requirement or any confidentiality agreement previously entered into in good faith, as the case may be.

(b) to make and do all such further acts and things to execute and deliver such instruments, agreements and documents prepared by or on behalf of The Buyer as it shall consider necessary to give effect tothe transfer of the Property.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of six months) as follows:

3.1 Incorporation

The Buyer is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and to own, lease and operate all of its assets.

3.2 Capitalization

The authorized capital of the Buyer consists of 100,000,000 Common Shares, par value $0.0001 per share, of which 9,520,000 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.0001 per share, to be issued in series, none of which have been designated, issued or are outstanding. When issued in accordance with the terms of this Agreement, the Common Shares issued hereunder will be duly issued and outstanding, fully paid and non-assessable shares of the Buyer.

3.3 No Conflict

The entering into of this Agreement by the Buyer and the consummation of the Transactions contemplated do not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Buyer or any statute, law or regulation applicable to the Buyer or any agreement or instrument to which The Buyer is a party.

3.4 Due Authorization

This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and constitute valid obligations of the Buyer legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. The Buyer has all corporate power and authority necessary to complete the Transactions.

3.5 Reporting Issuer Status

The Buyer is a reporting issuer under the Exchange Act of 1934, is current and up-to-date in all material respects with all filings required to be made pursuant to applicable securities laws and is not included on the list of defaulting reporting issuers maintained by the respective securities commissions in such jurisdictions.

3.6 Public Listing

The issued and outstanding Common Shares of  iBos, Inc. are listed for trading on the OTC-BB.

3.7 No Cease Trade Order

No order ceasing or suspending trading in the Common Shares nor prohibiting the sale of such securities has been issued by any securities commission to the Buyer or its directors, officers or promoters which is currently in effect, and to the best of the Buyer's knowledge, no such investigations or proceedings for such purposes are pending or threatened.

3.8 Compliance with Applicable Laws

The Buyer is conducting its business, in all material respects, in compliance with all applicable laws (including applicable laws respecting environmental matters).

3.9 Reorganization

The Buyer intends to proceed with a reorganization as expeditiously as possible which will include the following: (i) The change of its corporate name; (ii) a forward stock split of fifty for one; (iii) increasing the number of shares of its common stock which it is authorized to issue to 250,000,000 shares par value $0.001 per share; and retirement of approximately 80% of the presently issued shares.   No assurance is given that all of these proposals will be effected or that the terms thereof will not change.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of one year) as follows.

4.1 Authority Incorporation

The Seller has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and to own, lease and operate all of its assets.

4.2 No Conflict

The entering into of this Agreement by the Seller and the consummation of the Transactions contemplated hereby does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the certificate of incorporation by-laws or any other constituent documents of the Seller or any statute, law or regulation applicable to the Seller or any agreement or instrument to which the Seller is a party.

4.3 Due Authorization

This Agreement and the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and constitute valid obligations of the Seller legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. The Seller has all corporate power and authority necessary to complete the Transaction.

4.4 Property Representations

(a) The Seller is the sole beneficial owner of a 60% undivided interest in the Property, free and clear of all royalties, liens, charges and encumbrances of any kind.

(b) Except as expressly stated in this agreement, Seller does not make any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the property, including (without limiting the generality of the foregoing) any warranties regarding the ownership, condition, quantity and/or quality of any or all of the property including minerals contained or discoveries of any minerals made.

(c) The Seller does not have any information or knowledge of any actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly relate to or affect the Property.

ARTICLE 5 - POST CLOSING OBLIGATIONS

5.1  If at any time within the first two years of the Closing, the Property mining operations result in the discovery (as such term is defined by industry best practices such as JORC, 43-101) of One Million (1,000,000) ounces of gold, then Buyer shall issue to Seller an additional Two Million  (2,000,000) shares of its post stock split (40,000 shares pre stock split) Common Stock upon such discovery.

5.2  The Buyer shall provide a work commitment (the “Work Commitment”) for the Property in the amount of Three Hundred Thousand Dollars (US $300,000) to be paid over a three year period commencing on the Closing .  The Work Commitment shall provide that the Buyer is required to  commence and continue the of exploration of the Property for the express purpose of advancing the geologic knowledge of the Property.  All exploration and mine development work will be conducted as part of the Work Commitment will be in accord with the best practices and usual standards of professional conduct with the express focus of further exploring and defining mineral resources and mining reserves.

ARTICLE 6 - INDEMNIFICATION

6.1 Indemnification of Buyer by Seller. Seller indemnify Buyer and its officers and directors against:

(a) any and all liability, loss, claim, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, fines, fees and penalties or other charge which are not expressly assumed by Buyer as herein provided (“Losses”).

(b)  any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by Buyer (whether awarded against Buyer or paid by Buyer in settlement of a claim) resulting from any misrepresentation, breach of a warranty, or non-fulfillment of any covenant or agreement on the part of Seller  contained in this Agreement or the Assignment and Bill of Sale or in any statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller  to Buyer pursuant hereto or in connection with the transactions contemplated hereby; and

(c)  any and all any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting a claim for indemnification under this article, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements (“Litigation Expenses”) (Losses and Litigation Expenses are collectively, “Indemnifiable Losses”) incident to any of the foregoing.

6.2  Right to Rely Despite Investigation. Buyer is entitled to rely fully upon the representations of Seller contained in this Agreement, despite in each instance any right of such party to investigate fully the affairs of the other party, and any knowledge of facts determined or determinable by such party as a result of its investigation or right of investigation.

6.3  Party Claims.

(a) Buyer shall notify Seller if it is seeking indemnification in writing, and with reasonable promptness, of any claim (a “Claim”).

(b)  In the notice delivered under Notice provision hereof, Buyer shall include the following:

(1)  a description of any claim, or any event, or fact known to Buyer that gives rise or may give rise to a claim, by Buyer against Seller under this Agreement, including the nature and basis of the claim, event, or fact and the amount of any claim, to the extent known; and

(2)  the following statement:

“Buyer’s claim is conclusively deemed a liability of Seller if Seller does not dispute its liability by written notice to Buyer before the end of the 30-day period following delivery to Seller of the notice of this claim.”

(c)  It is a condition to Seller’s obligation to indemnify Buyer with respect to a Claim that Buyer perform its obligations under Sections 6.3(a) and 6.3 (b), but failure to satisfy that condition relieves Seller of its obligation to indemnify with respect to a Claim only to the extent that Seller actually has been prejudiced by Buyer’s failure to give notice as required.

(d)  Seller has the right, by written notice, for a 30-day period, to dispute its liability to Buyer with respect to a Claim. The 30-day period begins the day after delivery to Seller of Buyer’s notice under Section 6.3(a) and ends at midnight at the end of the 30th day.

(e)  If Seller timely disputes its liability to Buyer with respect to a Claim, Seller and Buyer shall negotiate in good faith to resolve the dispute.

(f)  The Claim described in the notice is conclusively deemed a Loss of Seller if (i) Buyer has provided Seller notice in accordance with Section 5.3(b) and (ii) Seller does not dispute its liability as provided in Section 6.3(d).

(g)  If a Claim has been deemed a Loss in accordance with Section 5.3(f), Seller shall pay the amount of the Loss to Buyer (i) on demand or (ii) on the later date when the amount of the Loss (or a portion of it) becomes finally determined if Buyer estimated the amount of the Loss (or any portion of it) in its notice.

(h)  In addition to making the payment under Section 6.3(g), Seller shall make any other payments required by this article, including, without limitation, the payment of the Buyer’s Litigation Expenses.

6.4  Non-Party Claims.

(a)  If any Person other than a party to this Agreement brings any Proceeding against Buyer (a “Non-Party Claim”) with respect to which Seller may have liability, Buyer must promptly notify Seller in writing of the Non-Party Claim and deliver to Seller a copy of the claim, process, and all legal pleadings with respect to the Non-Party Claim. Receipt of this notice is a condition to Seller’s liability with respect to the Non-Party Claim.

(b)  If Seller wishes to assume the defense of the Non-Party Claim, it must do so by sending notice of the assumption to Buyer. Seller’s assumption of the defense acknowledges its obligation to indemnify. Promptly after sending the notice, Seller shall choose and employ independent legal counsel of reputable standing. After sending the notice, Seller is entitled to contest, pay, settle or compromise the Non-Party Claim as it determines, subject to Section 6.4(e).

(c)  Buyer is entitled to participate in the defense of a Non-Party Claim and to defend a Non-Party Claim with counsel of its own choosing and without the participation of Seller if (i) Seller fails or refuses to defend the Non-Party Claim on or before the 60th day after Buyer has given written notice to Seller of the Non-Party Claim or (ii) representation of Seller and Buyer by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

(d)  Seller shall pay for the Litigation Expenses incurred by Buyer to and including the date Buyer assumes the defense of the Non-Party Claim. Upon Seller’s assumption of the defense of the Non-Party Claim, Seller’s obligation ceases for any Litigation Expenses Buyer subsequently incurs in connection with the defense of the Non-Party Claim, except that Seller is liable for Buyer’s Litigation Expenses if (i) Buyer has employed counsel in accordance with Section 6.4(c) or (ii) Seller has authorized in writing the employment of counsel and stated in that authorization the dollar amount of Litigation Expenses for which Seller is obligated.

(e)  If Seller assumes the defense of a Non-Party Claim, it may not affect any compromise or settlement of the Non-Party Claim without the consent of Buyer, and Buyer has no liability with respect to any compromise or settlement of any Non-Party Claim effected without its consent, except that Seller may effect a compromise or settlement of any Non-Party Claim without an Buyer’s consent if the following three conditions are met: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against Buyer; (ii) the sole relief provided is monetary damages that are paid in full by Sellers; and (iii) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of Buyer, in form and substance satisfactory to Buyer, from all liability in respect of the Non-Party Claim.

ARTICLE 7 - GENERAL

7.1 Notices   Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a Notice) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail, recognized overnight courier (including Federal Express or UPS), or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party at the address set forth at the head of this agreement or such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section 7.1. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.  Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing.  Any Notice sent by recognized courier shall be deemed to have been given and received on the second Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

7.2 Further Assurances   The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

7.3 Counterparts and Execution by Facsimile.  This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered to the other Party shall be deemed to be and shall be read as a single agreement among the Parties. In addition, execution of this Agreement by either of the Parties may be evidenced by way of a faxed or scanned transmission of such Party's signature (which signature may be by separate counterpart) or a photocopy of such faxed or scanned transmission, and such faxed or scanned signature, or photocopy of such faxed or scanned signature, shall be deemed to constitute the original signature of such Party to this Agreement.

7.4 Expenses.   Each of the Parties shall be responsible for their own expenses in connection with the Transactions contemplated by this Agreement.

7.5 Amendment.  This Agreement may not be amended or modified except by a written document executed by the Parties or Party affected by such modification.

7.6 Waiver.   (a) No failure on the part of any Party to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

(b) Except as otherwise expressly provided for herein, no waiver of any provision of this Agreement or consent to any departure by any Party from any provision of this Agreement shall in any event be effective unless it is confirmed in writing, and such waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

(c) The single or partial exercise of any right, power or privilege under this Agreement shall not preclude any other or further exercise thereof.

7.7 Binding Effect.  This Agreement shall be binding upon the Parties and their respective successors and permitted assigns upon signature by both Buyer and Seller.

7.8 Jurisdiction; Service of Process.    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the state and federal courts which sit in and for the City of White Plains, County of Westchester and State of New York and each party hereto waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of Notices in this Agreement.  Nothing in this Section 7.8, however, affects the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first written above.

Ibos, Inc.

Precious Metals Exploration

By: /s/ Lynn Harrison
      Lynne Harrison, CEO

            By: /s/ Steve Drayton

                  Steve Drayton, Director

SCHEDULE A

PROPERTY